Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Longeveron Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share(4)	457(c)	5,018,183	$1.83	$9,183,274.89	0.00014760		$1,355.45
	Total Offering Amounts					$9,183,274.89		$
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$1,355.45

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Class A Common Stock offered hereby also include an indeterminate number of additional shares of Class A Common Stock as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

(2)	Estimated at $1.83 per share of Class A Common Stock, the average of the high ($1.92) and low ($1.73) prices for the registrant’s Class A Common Stock as reported on The Nasdaq Capital Market on November 13, 2023 (rounded to the nearest cent), solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(4)	Represents the resale of 5,018,183 shares of Class A Common Stock, which is the maximum number of shares issuable upon the exercise of warrants to purchase one share of Class A Common Stock issued to the Selling Stockholders on October 13, 2023.